Exhibit 10.9

PR-M Non-Bonus Assumption Agreement

THIS ASSUMPTION AGREEMENT (the “Agreement”) is executed as of the 18 day of October 2012 (“Execution Date”) by and between Heritage Property & Casualty Insurance Company a Florida licensed and authorized insurance company (“Insurer”) and Citizens Property Insurance Corporation, an entity created by the Legislature of the State of Florida pursuant to Subsection 627.351(6), and any successor entity (“CITIZENS”).

RECITALS

WHEREAS, CITIZENS desires to allow qualifying insurers to participate in the Program and remove policies from CITIZENS;

WHEREAS, Insurer has made application to CITIZENS to participate in the Program; and

WHEREAS, the Office of Insurance Regulation (“OIR”) has issued a Consent Order to this Insurer approving its Depopulation Plan.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto do covenant and agree as follows:

DEFINITIONS

For purposes of this Agreement:

A. “Aggregate Losses” shall mean those losses which include, but are not limited to, compensatory, punitive, bad faith and other damages arising from, and all loss adjustment expenses relating to, the adjustment or defense of any and all claims with respect to losses on policies of insurance of Citizens or Issuer.

B. “Assumed Premium” shall mean Initial Assumed Premium as adjusted by a monthly remittance and bordereau process developed by the Insurer and CITIZENS to account for policy cancellations, return premiums, policyholder requested coverage changes, and Returned Policies after the Assumption Date, with the positive and negative adjustments.

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PR-M Non-Bonus Assumption Agreement

C. “Assumption” shall mean the transference of risks from CITIZENS to the Insurer on a Removed Policy, whereby the Insurer is deemed to have directly issued the Removed Policy as provided in subparagraph (q)6 of Subsection 627.351(6) (as added by Chapter 2007-1 Laws of Florida).

D. “Assumption Date” shall mean that date upon which the Assumption of a Removed Policy occurs.

E. “Assumption Procedures” shall mean those procedures applicable to the depopulation of CITIZENS policies under subparagraphs (q) 3-6 of Subsection 627.351(6), Section 627.3511, and Section 627.3517, Florida Statutes, and this Agreement, as set forth in Exhibit C attached hereto.

F. “Independent Auditor” shall mean a certified public accountant or certified public accounting firm, licensed in the State of Florida, to perform professional auditing services and who is without bias with respect to the outcome of the audit services and with respect to the Insurer.

G. “Initial Assumed Premium” shall mean Written Premium, less the Written Premium earned by CITIZENS with respect to the Removed Policies as of the respective Assumption Dates of such policies.

H. “Initial Notice” shall mean a notice, in substantially form attached as Exhibit E, mailed to a policyholders more than thirty days prior to the Assumption Date of a Tagged Policy.

I. “Office” shall mean the Florida Office of Insurance Regulation.

J. “Parties” shall mean the Insurer and CITIZENS.

K. “Plan” shall mean the Plan of Operation of CITIZENS, as amended.

L “Rejected Policy” shall mean any Tagged Policy the offer of which has been rejected by a policyholder as provided in section 3.E. of this Agreement.

M. “Replacement Policy” shall mean a policy offered or issued by Insurer on its own policy forms, to take effect upon the expiration or cancellation of a Removed Policy.

N. “Removed Policy or “Removed Policies” shall mean a CITIZENS Policy that is assumed by the Insurer under this Agreement and is not a Rejected Policy.

O. “Program” shall mean any program for the depopulation of policies by assumption or other take-out as approved by CITIZENS and the Office pursuant to subparagraph (q)3-6 of Subsection 627.351(6).

P. “Returned Policy” shall mean a Removed Policy that is returned to Citizens as provided in section 3.F. of this Agreement.

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PR-M Non-Bonus Assumption Agreement

Q. “Subsection 627.351(6)” shall mean subsection 627.351(6), Florida Statutes (2006), which is Citizens’ enabling statute.

R. “Tagged Policies” shall mean the Policies identified by CITIZENS policy number and expiration date on Exhibit A or any supplement thereto.

S. “Written Premium” shall mean the gross written premium of CITIZENS on the Removed Policies, less policy cancellation and return premiums, as of the respective Assumption Dates of such polices. Written Premium shall not include fees or surcharges invoiced for collection by CITIZENS on the Policies, including a(n) (i) market equalization surcharge, (ii) CITIZENS policyholder surcharge, (iii) nonhomestead policyholder assessment, (iv) Citizens additional policyholder assessment, (v) regular assessment, (vi) emergency assessment, (vii) tax-exempt surcharge, (viii) reinsurance or catastrophe financing surcharge, or (ix) other fees, taxes, assessments, or surcharges imposed on CITIZENS policyholders as determined by CITIZENS.

TERMS AND CONDITIONS

1. Term of this Agreement. This Agreement shall terminate 18 months from the date it is signed. No Assumptions may occur after the Agreement terminates.

2. Agreement to Remove Policies.

A. The Insurer and CITIZENS shall, prior to an Assumption Date, agree upon those Tagged Policies eligible to be removed under the Program by the Insurer on the Assumption Date and shall set forth those Policies by CITIZENS policy number and expiration date on Exhibit A or any supplement thereto, which Exhibit A or supplement shall be attached hereto and made a part hereof by reference.

B. Pursuant to this Agreement and the Assumption Procedures, the Insurer shall remove by Assumption all of the Tagged Policies set forth on Exhibit A or supplements thereto, if available for removal on the Assumption Date pursuant to this Agreement and as approved by the Office.

3. Terms of Assumption.

A. Liabilities.

(i) With respect to a Removed Policy, the Insurer is liable and obligated to pay all Aggregate Losses occurring on or after 12:01 A.M. Eastern Standard Time on the Assumption Date of a Removed Policy and CITIZENS has no obligation or liability with respect to such Aggregate Losses.

(ii) The Insurer, in addition, agrees to assume and undertake all other obligations with respect to the Removed Policies in the manner provided herein. Such obligations include, but are not limited to, accepting that the policy as written, and assumed, may not accurately reflect the risk.

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PR-M Non-Bonus Assumption Agreement

(iii) CITIZENS shall remain liable for all Aggregate Losses for the Removed Policies occurring prior to the Assumption Date, and all Aggregate Losses for the Rejected Policies and the Returned Policies, and the Insurer shall have no responsibility with respect to such losses.

(iv) The Insurer shall comply with all applicable Assumption Procedures.

B. Notices.

(i) The cost of any notice and ancillary documentation to current CITIZENS policyholders to effectuate Assumption of the Policies shall be borne equally by the Parties, except that the cost of the Initial Notice shall be borne solely by the Insurer. If CITIZENS bears the cost for any expenditures, the Insurer agrees that its portion of such costs may be withheld from any Assumed Premium paid to Insurer by CITIZENS pursuant to this Agreement or any amendments or addenda to this Agreement. In the event CITIZENS, for whatever reason, does not withhold the Insurer’s portion of such cost from any Assumed Premium paid to Insurer, Insurer agrees to pay said sum to CITIZENS within thirty (30) days of its receipt of a billing statement from CITIZENS.

(ii) The parties shall coordinate the mailing of any documentation or notices required by this Agreement.

C. Assumed Premium.

(i) CITIZENS shall pay by wire transfer to the Insurer the Assumed Premium multiplied by 1.000 on or before the 20th day following the Assumption Date. Any subsequent amounts due to or from CITIZENS as a result of the monthly remittance and bordereau process shall be remitted to the appropriate Party within ten (10) days following the end of each month without interest.

D. Servicing of Policies. Commencing on the Assumption date of a Removed Policy:

(i) Until a Removed Policy is renewed onto an Insurers policy form, on behalf of the Insurer, CITIZENS shall process endorsements and cancellations and provide other policy services with respect to the Removed Policy.

(ii) The Insurer is responsible for offering and processing offers of renewal coverage with respect to its Replacement Policies, utilizing its approved rates and forms. Insurer is responsible for all policyholder services with respect to its Replacement Policies.

E. Rejected Policies.

Under current procedures, policyholders may reject Insurer’s offer of coverage and remain policyholders of Citizens. Insurers shall mail to policyholders the Initial Notice disclosing such option in a form substantially similar to Exhibit E.

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PR-M Non-Bonus Assumption Agreement

F. Returned Policies.

Any policyholder under a Removed Policy may return to CITIZENS within thirty days after the Assumption Date and shall be reinstated by CITIZENS. The insurer shall process all such received policyholder requests to return to CITIZENS and forward such requests, along with the appropriate unearned premium attributable to the Returned Policy, on a monthly basis to CITIZENS in an electronic format acceptable to CITIZENS. After the thirty-day period following an Assumption Date, but prior to the date on which they are renewed onto a Replacement Policy issued by the Insurer, any assumed policyholder that elects to return to CITIZENS may cancel their Policy with the Insurer, and may make application to CITIZENS for a new Policy, and shall be accepted for coverage by CITIZENS if otherwise eligible.

G. Claims Servicing.

(i) CITIZENS is solely responsible for the servicing of claims for losses occurring (a) prior to the Assumption Date under a Removed Policy, (b) at any time under a Rejected Policy, and (c) at any time under a Returned Policy.

(ii) Insurer is solely responsible for the servicing of claims for losses occurring on or after an Assumption Date under a Removed Policy. CITIZENS shall have no responsibility for payment of losses or loss adjustment expenses or for the servicing of claims with respect to losses occurring under any Removed Policy on or after the Assumption Date.

(iii) CITIZENS agrees that in instances where the sharing of information will facilitate the resolution of a claim which has occurred after the Assumption Date, and in accordance with applicable state and federal laws, it will share prior claims, underwriting and other information with the Insurer. CITIZENS reserves the right at any time to deny access to any and all such information or to seek the permission of the Policyholder for release of such information. Insurer agrees to treat all information provided to them as confidential and certifies that all such information provided to them by CITIZENS shall be used strictly to adjust a claim and for no other purpose.

(iv) With regard to losses occurring on Removed Policies after the Assumption Date, CITIZENS shall give notice promptly to the Insurer of any claim by a third party or the commencement of any legal proceedings against CITIZENS with respect to such claim. The Insurer shall have the exclusive right to control the contest and defense for any such claim incurred or litigation initiated as of the Assumption Date. The liability of the Insurer under the Removed Policies shall always follow that of CITIZENS, and any error or omission of CITIZENS or its agents shall in no way relieve the Insurer of its liability or obligations in respect of the matters affected by such errors or omissions, it being understood and agreed that the Insurer shall follow and share the same fortune as CITIZENS under all circumstances.

(v) CITIZENS agrees to assign to the Insurer any and all salvage and subrogation rights arising with respect to losses occurring on or after an Assumption Date, which CITIZENS may have with respect to the Removed Policies.

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PR-M Non-Bonus Assumption Agreement

H. Conditions to Closing.

The following conditions must be met prior to an Assumption Date:

(i) Approval by the Office of an Assumption by issuance of a Consent Order or letter, which Consent Order or letter shall be attached hereto as Exhibit B.

(ii) Satisfactory compliance with all requirements of CITIZENS for participation in the Assumption.

(iii) The mailing, more than thirty days in advance of the Assumption Date, of the Initial Notice to each putative Policyholder of a Tagged Policy.

I. Implementation.

(i) The parties hereto acknowledge that, pursuant to all applicable laws and this Agreement, CITIZENS will use its sole judgment and discretion in implementing the Assumption Procedures for participating Insurers.

(ii) Should the parties fail to agree on the Tagged Policies to be set forth on Exhibit A, no obligation shall be created pursuant to this Agreement.

(iii) The Insurer and CITIZENS agree to allow the Insurer to supplement Exhibit A from time to time with lists of additional Tagged Policies, but such additional Tagged Policies must be designated and assumed by the Insurer not later than eighteen (18) months from the initial Assumption Date. All Assumptions for each supplement to Exhibit A (e.g., Exhibit A-1, A-2, etc.) shall be in accordance with the terms and provisions of this Agreement and the Assumption Procedures. The Policies so identified in any such supplement to Exhibit A shall be treated as Removed Policies as of the date of their Assumption for the purposes of this Agreement. All such supplements to this Agreement shall be executed in writing by the Parties to effectuate and document such additional Assumptions.

(iv) CITIZENS shall not enter into an agreement with any other insurer for the removal of the Tagged Policies unless such policies are not removed by the Insurer in accordance with the terms and provisions of this Agreement, or are Rejected Policies or Returned Policies or are written new by Citizens after their removal by Insurer.

4. Conditions of Assumption.

A. The Insurer shall remove the Removed Policies by Assumption in accordance with this Agreement and the Assumption Procedures and shall offer to renew the Insurer’s Replacement Policy for a period of three (3) years subsequent to the expiration of the Removed Policy. During the aforenoted period, the Insurer’s renewals of the Replacement Policy shall be at the Insurer’s approved rates and on substantially similar terms or on such forms and rates as approved by the Office. No such Policy may be cancelled or nonrenewed by the Insurer during this period except for nonpayment of premium or in accordance with the provisions of the Consent Order attached as Exhibit B.

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PR-M Non-Bonus Assumption Agreement

B. CITIZENS shall provide, or has provided, to the Insurer, by electronic data transfer, or by such other means as is acceptable to CITIZENS, relevant information regarding the Tagged Policies available for assumption. The Insurer understands that CITIZENS cannot guarantee the reliability and accuracy of this data and the Insurer agrees that policies will not be cancelled upon discovery that this information was not accurate, unless such inaccuracy amounts to a material misrepresentation or fraud on behalf of the insured.

C. The Insurer understands that CITIZENS makes no guarantee that a Tagged Policy will be available for removal on the Assumption Date.

D. Thirty-six (36) months after the first Assumption Date, the Insurer shall provide to CITIZENS an Independent Auditor’s report performed in accordance with the instructions provided in the Audit Scope attached hereto and incorporated herein by reference as Exhibit D. At a minimum the Audit shall contain all pertinent data to verify the satisfactory completion of the Insurer’s performance pursuant to this agreement. Prior to commencing work, the Independent Auditor shall be approved by CITIZENS, which approval shall not be unreasonably withheld. All expenses of the Independent Auditor shall be paid by the Insurer. At the beginning of the Audit CITIZENS shall provide the approved auditor the procedures to be followed in meeting the requirements of Exhibit D.

E. The Insurer agrees that as of the Assumption Date, no bonus, incentive plan, or consideration beyond the assumed premium will be paid by CITIZENS for the Insurer’s removal of Removed Policies.

F. By signing this Agreement, Insurer certifies that its assumption of policies complies with Section 627.3517, Florida Statutes. It is the Insurer’s sole responsibility to contact all agents involved with the Tagged Policies in order to obtain their permission to include those particular policies in the Assumption.

5. Office Oversight. CITIZENS shall provide a fully executed copy of this Agreement to the Office. The Insurer shall respond to any requests for information by the Office regarding the proposal or this Agreement. The Insurer and CITIZENS are, and shall remain, subject to all applicable laws of the State of Florida and the supervision, rules, regulations and orders of the Office.

6. Right of Audit. CITIZENS or its representatives, upon reasonable advance written notice, shall be entitled to audit, at its own cost and expense, the relevant books and records of the Insurer during normal business hours to confirm the Insurer’s compliance with the terms and conditions of this Agreement.

7. Indemnification. Insurer shall indemnify CITIZENS, its Board of Governors, officers, agents and employees (“CITIZENS Indemnitees”) against any costs, expenses (including reasonable counsel fees and costs of litigation), claims, demands, actions, losses or liabilities that CITIZENS Indemnitees may suffer or that may be asserted or claimed against CITIZENS Indemnitees, caused by or arising directly out of any breach of this Agreement by the Insurer or Insurer’s Assumption of Removed Policies.

8. Insurer’s Continuing Status. The Insurer, during the period of this Agreement, shall remain duly licensed and authorized to transact property and casualty insurance business in the State of Florida and the lines of insurance applicable to Removed Policies and Replacement Policies.

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PR-M Non-Bonus Assumption Agreement

9. Breach, Default, Cure, Termination and Other Remedies.

A. Events of Default. A default under this Agreement occurs in the event of any material breach of an obligation, representation or undertaking of a party as set forth in this Agreement, including without limitation:

(i) (a) Insurer fails to maintain its authority and licensing to conduct its business as provided in Section 8 of this Agreement; or

(b) Insurer becomes subject to an adverse finding or an order of supervision, rehabilitation, or liquidation pursuant to Chapter 631, Florida Statutes; or

(c) The issuance of any other order of the Office or a court of competent jurisdiction that in any material form or manner limits or constrains the ability of the Insurer to engage in the business of property and casualty insurance, which results in the Insurer canceling or nonrenewing Removed Policies or Replaced Policies, other than the initial Consent Order issued by the Office in connection with this Agreement.

(d) No notice or curative period is required for a material breach occurring pursuant to this Section (i).

(ii) Insurer’s assumption of Tagged Policies, Replacement Policies, or Removed Policies at unapproved rates within one year of the Assumption Date.

(iii) The Insurer’s cancellation or non-renewal of a Removed Policy for an invalid reason. For purposes of this paragraph, an “invalid reason” shall be a cancellation of non-renewal not authorized by the terms of this Agreement or by the Consent Order attached as Exhibit B.

(iv) The Insurer fails to materially comply with Section 627.3517, Florida Statutes. In addition to any other remedies provided in this Agreement, if Section 627.3517 is violated, Insurer will be liable for any costs associated with CITIZENS re-assuming any Removed Policies, if Citizens in its sole discretion determines to do so. In addition, Insurer will be assessed a monetary penalty in the amount of $1000.00 per Policy for every Policy assumed without the permission of the agent, if Insurer fails to cure under the provision of Paragraph 9.B.

B. Cure. In the event of a default that may be cured, the non-defaulting party shall give the defaulting party written notice of the material breach or default. Failure of the defaulting party to cure the material breach or default within fifteen (15) days of the receipt of the written notice as herein provided shall constitute and be deemed a material breach and default of this Agreement unless the material breach or default is not capable of being cured within such period of time, and the defaulting party has commenced good faith efforts to cure such material breach or default within fifteen (15) days, and thereafter continues in good faith to diligently pursue curing until the material breach or default is cured to the reasonable satisfaction of the non-breaching party.

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PR-M Non-Bonus Assumption Agreement

C. Termination and Other Remedies. Should the Insurer materially breach or default in any obligation as set forth in this Agreement and not timely cure such material default and breach as set forth in this section, CITIZENS may in its sole discretion, take any or all of the follow actions:

(i) Terminate this Agreement or declare this Agreement canceled or void.

(ii) Prohibit Insurer from further assumption of policies pursuant to this Agreement or any future agreement.

(iii) Notify the Office of the violation of the Agreement and request that the Office take appropriate administrative action.

(iv) Forfeiture of up to the entire amount of any escrowed bonus instituted pursuant to Paragraph 4.E., which shall be set forth in detail in any addendum negotiated pursuant to Paragraph 4.E.

(v) In addition to any rights and remedies set forth in this Agreement, the non-defaulting party shall have all rights and remedies available at law and/or equity, including, but not being limited to, the right to specific performance, damages or injunctive relief.

D. Removed Policies. Notwithstanding any breach of this Agreement, the Insurer shall remain responsible for Removed Policies unless and until a judicial determination is rendered relieving, altering or limiting Insurer’s responsibility.

10. Attorney’s Fees. If either of the parties hereto shall bring a Court action alleging material breach of this Agreement or seeking to enforce, rescind, renounce, declare void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorney’s fees and costs (including attorney’s fees and costs for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorney’s fees and costs were incurred.

11. Benefits. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

12. Captions. The paragraph captions as to contents of the particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraph in which they are referred.

13. Construction of Agreement. Words of a gender used in this Agreement shall be held to include any other gender, and words in a singular number shall be held to include the plural, when the sentence so requires.

14. Entire Agreement. This Agreement contains all of the oral and/or previously written agreements, representations, and arrangements between the parties hereto concerning the Program, and all rights which the respective parties may have had under any prior written or oral agreements are hereby canceled and terminated, and all parties agree that there are no representations or warranties other than those set forth herein.

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PR-M Non-Bonus Assumption Agreement

15. Florida Law and jurisdiction. It is acknowledged that this Agreement was executed in and shall be construed and governed in accordance with the laws of the State of Florida and the rules, orders and regulations of the Office in effect at the time of the execution of this Agreement. In the event of any conflict between such laws, rules, orders and regulations and Subsection 627.351(6), the provisions of that Subsection govern, If any legal action is filed pursuant to this agreement such action must be filed in a court of competent jurisdiction in Leon County Florida.

16. Assignment. The Insurer may not assign or transfer this Agreement, or any benefit or right under this Agreement without Citizens’ prior written consent. Any change in control or ownership is deemed a transfer of this Agreement requiring Citizens’ written consent.

17. Invalidation. In the event any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, the remaining provisions of this Agreement remain in full force and effect.

18. No Intermediary. The Insurer represents and warrants that it has not, and CITIZENS represents and warrants that it has not, incurred an obligation to make payment of any fees to any intermediary with respect to the obligations afforded under this Agreement.

19. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto and not disapproved by the Office.

20. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing, by hand delivery, by overnight mail, by registered or certified mail, or by facsimile transmission and shall be addressed as follows:

Notice to Insurer:

Mr. Rich Widdicombe

President/CEO

Heritage Property & Casualty Insurance Company

700 Central Avenue, Suite 304

St. Petersburg, FL 33701

Notice to CITIZENS:

Mr. Barry Gilway

President/CEO and Executive Director

CITIZENS Property Insurance Corporation

2312 Killearn Center Boulevard

Tallahassee, Florida 32309

(850) 513-3780

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PR-M Non-Bonus Assumption Agreement

Notices sent by hand delivery shall be deemed delivered on the date of hand delivery. Notices sent by overnight Insurer shall be deemed delivered on the next business day after being placed into the hands of the overnight Insurer. Notices sent by registered or certified mail shall be deemed delivered on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be delivered on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed delivered on the next business day.

21. Parties Represented. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

22. Survival of Terms. Sections 3, 4, 5, 6, 7, 10, 15, 16, 17, and 20 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above set forth.

Citizens Property Insurance Corporation

BY:	/s/ Barry Gilway
Mr. Barry Gilway
President/CEO and Executive Director

Heritage Property & Casualty Insurance Company

BY:	/s/ Rich Widdicombe
Mr. Rich Widdicombe
President/CEO

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